November 19, 2009

President’s Report
Federal Home Loan Bank of New York Declares a 5.60% Dividend
for the Third Quarter of 2009

New York, New York – The Federal Home Loan Bank of New York (“FHLBNY”) announced that, earlier today, November 19, 2009, its Board of Directors approved a dividend rate for the third quarter of 2009 of 5.60% (annualized). The FHLBNY’s dividend rate in each of the first and second quarters of 2009 was 5.60%. The dollar amount of the third quarter dividend will be approximately $75 million. The cash dividend will be distributed to member financial institutions on November 20, 2009.

The dividend reflects the FHLBNY’s low-risk profile and conservative investment strategy. The payout represents approximately 54% of GAAP net income for the quarter. The remaining 46% of net income will be put in the FHLBNY’s retained earnings to help further ensure that its members’ capital investment is protected. The FHLBNY has seen increased earnings volatility across the economy, and believes that adding to its retained earnings to increase the cushion to absorb future earnings swings and stabilize future dividends is the prudent response to such volatility. After the dividend payment, unrestricted retained earnings as of September 30, 2009, will be approximately $591 million.

The FHLBNY plans to continue to build retained earnings at a measured pace. The FHLBNY will continue to work to keep its member lenders’ investment in the cooperative safe as it promotes an even stronger Home Loan Bank/community bank lending network.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.